UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 12, 2020
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 2400, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CAI	New York Stock Exchange
8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PA	New York Stock Exchange
8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.          Costs Associated with Exit or Disposal Activities.

In connection with the announcement of the termination of its formal strategic alternatives review process, the Board of Directors (the "Board") of CAI International, Inc. (the "Company") determined and committed to a plan to fully exit the Company’s rail and logistics businesses by sale, transfer or shut-down, and the Company will focus solely on the container leasing business.  The Company may incur sale, transfer, or shut-down charges related to the exit of the rail and logistics businesses, including potential non-cash impairment charges, employee-related costs, legal and deal structuring expenses, and other cash and non-cash charges.  Although the Company cannot provide a reasonable estimate at this time of the amount of these charges or the required cash expenditures, or the net proceeds from any sale, these non-cash charges, cash expenditures, and net proceeds could be significant.

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2020, in connection with the announcement of the termination of its formal strategic alternatives review process, the Board decided to terminate Victor M. Garcia as President and Chief Executive Officer of the Company, effective immediately.  On June 14, 2020, Mr. Garcia resigned from the Board. The Board has commenced an active search process for a permanent replacement for its Chief Executive Officer.

On June 12, 2020, the Board promoted Timothy B. Page to Executive Vice President, and Interim President and Chief Executive Officer of the Company, and on June 14, 2020, following the resignation of Mr. Garcia from the Board, the Board appointed Mr. Page to the Board as a Class I director, each effective immediately.  Mr. Page will continue to perform his duties as Chief Financial Officer of the Company in connection with this new role.  As an officer of the Company and not an independent director under New York Stock Exchange listing standards, Mr. Page will not initially serve on any committees of the Board.

In connection with his promotion, the Board increased Mr. Page’s base salary to $550,000 and awarded a $200,000 cash retention bonus, payable in two equal installments in certain time periods following the hiring of a permanent Chief Executive Officer.  The Board also granted Mr. Page restricted stock units with a value of $200,000 of common stock of the Company.  The restricted stock units will vest upon the earlier of (i) 12 months from the grant date, or (i) the hiring of a permanent chief financial officer (only after the hiring of a permanent chief executive officer).  Mr. Page will continue to be eligible for a target annual incentive bonus at 50% of base salary, and will generally continue with the same other benefits applicable to executive officers of the Company.

Item 7.01.          Regulation FD Disclosure.

On June 15, 2020, the Company issued a press release announcing the termination of its formal strategic alternatives review process, management changes and its intention to initiate a regular future cash dividend.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01           Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release issued by CAI International, Inc., dated June 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: June 15, 2020	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Executive Vice President, and Interim President and Chief Executive Officer